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Exhibit 10.36

AMENDMENT NO. 1
TO
CLEAN ENERGY FUELS CORP.
AMENDED AND RESTATED 2002 STOCK OPTION PLAN

        On February 28, 2008, the Board of Directors of Clean Energy Fuels Corp. (the "Company") amended the above-named plan (the "Plan"), in accordance with Section 15(a) of the Plan, as follows:

        1.     Effective immediately, Subsection 6(h) of the Plan shall be amended to read in its entirety as follows:

    "(h)    Non-Transferability of Options.    Unless determined otherwise by the Administrator, an Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option transferable, either at the time of grant or thereafter, such Option shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be bound by such terms upon acceptance of such transfer."

        2.     Effective immediately, the following Subsection 7(g) shall be added to the Plan:

    "(g)    Transferability.    The Option Agreement must provide that an Incentive Stock Option cannot be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Optionee, must not be exercisable by any other person. Notwithstanding the foregoing, the Administrator, in its sole discretion, may allow the Optionee to transfer his or her Incentive Stock Option to a trust where under Section 671 of the Code and other applicable law, the Optionee is considered the sole beneficial owner of the Option while it is held in the trust. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonstatutory Stock Option."

        3.     Effective immediately, Section 13 of the Plan is amended to read in its entirety as follows:

    13.    Effective Date and Term of the Plan; Plan No Longer Available for New Grants.    The Plan became effective on December 12, 2002, the date of its adoption by the Board, and was ratified by the stockholders of the Company within 12 months of the adoption date. Effective May 24, 2007, the Plan is no longer available for new Option grants. The Plan was amended and restated on August 10, 2007, and further amended on February 28, 2008. Unless sooner terminated by the Administrator, the Plan shall continue until the day prior to the tenth anniversary of the date on which the Board adopted the Plan; provided, however, that the Plan shall terminate automatically if no Options granted under the Plan are outstanding. The termination of the Plan shall not affect any Shares previously issued or any Option previously granted under the Plan.

* * * * *

        The Board of Directors of the Company has directed that this Amendment No. 1 be signed on the date indicated below, to be effective as indicated above.

"Company"
CLEAN ENERGY FUELS CORP.
Dated: February 28, 2008	By:	Mitchell W. Pratt Corporate Secretary

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  Exhibit 10.36
AMENDMENT NO. 1 TO CLEAN ENERGY FUELS CORP. AMENDED AND RESTATED 2002 STOCK OPTION PLAN